Exhibit 99.1
BMP Sunstone Reports Fourth Quarter and Full Year 2008 Financial Results
FY2008 Revenue of $115 Million, Non-GAAP Net Income of $7.2 Million
Continued Improvement in Revenue, Operating Income and Profit Performance
PLYMOUTH MEETING, PA., March 17, 2009 (BUSINESS WIRE) — BMP Sunstone Corporation (NASDAQ:BJGP) (“BMP Sunstone” or the “Company”), today announced financial results for the fourth quarter and fiscal year ended December 31, 2008.
Financial Highlights as of December 31, 2008:
•	Fourth quarter revenues increased to $36.6 million, from $9.2 million in the fourth quarter of 2007.

•	Non-GAAP operating income, as defined below, was $3.5 million for the quarter, improving from a loss of $4.7 million in the prior year period. Non-GAAP operating income for the twelve-month period was $10.5 million.

•	Non-GAAP net income, as defined below, was $3.8 million for the quarter. Non-GAAP net income was $7.2 million for the twelve-month period.

•	Non-GAAP EPS, as defined below, was $0.09 for the quarter and $0.19 for the twelve-month period.

•	EBITDA was $10.6 million for the full year 2008.
Non-GAAP operating income, net income, and earnings per share exclude stock based compensation expense, amortization related to acquisitions, and amortization of debt discount and issuance cost. EBITDA is a non-GAAP measure which provides earnings before interest, taxes, depreciation and amortization. Please refer to the financial reconciliations provided in this news release for a reconciliation of GAAP results to non-GAAP results for the three and twelve month periods ended December 31, 2008 and 2007.
David Gao, Chief Executive Officer of BMP Sunstone, stated, “We are very proud of the progresss we have made over the course of the last year, especially in light of the economic environment. We generated $3.3 million of operating cashflow through the year and the Sunstone acquisition greatly improved our top line and gross margin performance, while revenue from other segments improved significantly across the board. Our diverse product portfolio, established distribution in many of China’s most important healthcare markets, and leading brands in pediatrics and women’s health we believe are key competitive advantages which drive our growth despite the greater economic environment and potential for regulatory change. While we anticipate industry-wide changes in China’s healthcare industry in the future, we feel strongly that our double-digit growth can continue.”
Fourth Quarter 2008 Financial Results
Revenue in the fourth quarter of 2008 increased to $36.6 million from $9.2 million in the fourth quarter of 2007, reflecting increased demand for the Company’s manufactured and licensed products, as well as the $21.2 million of revenue from Sunstone, which was acquired in February of 2008. Revenue from distribution increased 72% to $13.9 million in the fourth quarter of 2008 from $8.1 million in the prior year period, reflecting revenue from Rongheng, which was acquired in July 2008, and sales growth of Wanwei’s major products. Revenue from licensed products increased to $1.5 million from $1.1 million in the prior year period, reflecting sales and marketing efforts of Propess, Anpo, Ferriprox and Galake compared to the prior year.
Gross profit in the fourth quarter of 2008 increased to $19.2 million from $1.5 million in the fourth quarter of 2007. Gross margin was 52.4% compared with 16.2% in the prior year period. Gross margin performance reflects increased sales of higher margin products and services from Sunstone and Beijing Medpharm.
Non-GAAP operating income was $3.5 million in the fourth quarter of 2008 compared to a loss of $4.7 million in the prior year period, primarily reflecting the significant increase in revenues contributed from acquired businesses in the year over year period. On a GAAP basis, the Company’s operating income improved significantly year over year to $1.8 million in the fourth quarter compared with an operating loss of $5.4 million in the fourth quarter of 2007.

Non-GAAP net income was $3.8 million, or $0.09 per diluted share, compared to a net loss of $5.3 million, or ($0.17) per diluted share, in the fourth quarter of 2007. On a GAAP basis, the Company reported net income of $1.1 million compared to a net loss of $6.6 million in the fourth quarter of 2007.
Full Year 2008 Financial Results
Revenue in the fiscal year 2008 increased to $114.9 million from $31.0 million in 2007, reflecting approximately $65.7 million in revenue from Sunstone, which was acquired in February of 2008. Revenue from distribution increased 57% to $43.7 million from $27.9 million in the year 2007, reflecting the acquisition of Rongheng in July 2008 and the sales growth of Wanwei’s major products. Revenue from licensed products increased to $5.4 million from $3.1 million in 2007, reflecting sales and marketing efforts of Propess, Anpo, Ferriprox and Galake compared to the prior year.
Gross profit increased to $57.3 million from $4.3 million in 2007, and gross margin for the year was 49.9%, compared with 13.8% in 2007. The higher margin was largely due to revenue from the sales of the Company’s branded OTC products, which yielded a gross margin of 77.2% in 2008.
Non-GAAP operating income reached $10.5 million in 2008 compared to a loss of $8.9 million in the prior year, primarily reflecting the significant increase in revenues contributed from acquired businesses in the year over year period. Operating expenses of $17.4 million reflect increased advertising and marketing, employee benefits, selling expenses and the amortization of intangibles resulting from the acquisition of Sunstone. On a GAAP basis, the Company’s operating income improved significantly year over year to $3.7 million compared with an operating loss of $10.9 million in 2007.
Non-GAAP net income was $7.2 million, or $0.19 per diluted share, in 2008 compared to a net loss of $9.0 million, or $0.32 per share, in 2007. On a GAAP basis, the Company reported a net loss of $3.4 million in 2008, compared to $11.6 million in 2007.
Balance Sheet
As of December 31, 2008, the Company had cash and cash equivalents of $15.7 million and notes receivable of $15.8, totaling $31.5 million. Notes receivables are notes accepted from customers for the settlement of trade receivable balances. All notes receivables are guaranteed by established banks in China and have maturities of six months or less.
Financial Guidance
As previously announced, for the fiscal year 2009, revenue is anticipated to increase at least 35% year over year to reach $150 to $160 million .
The Company announced today that it expects EBITDA for the full year 2009 to reach $16 million to $18 million.
The Company is also adjusting its 2009 net income guidance to reflect interest costs and debt discount amortization related to newly issued convertible debt due in July 2011. The Company expects GAAP net income to be between $2 million and $4 million and expects non-GAAP net income to be between $9 million and $11 million.
David Gao, Chief Executive Officer of BMP Sunstone, stated, “We expect 2009 to be another record year for our Company, with revenue growth of over 35% at the low end of our guidance range. We are actively transforming BMP Sunstone from a low margin distribution business into a high margin OTC and prescription specialty pharmaceutical company, and our guidance for 2009 reflects a more mature, diversified company with significant ability to drive shareholder value.”
Gao continued, “Our 2009 financial guidance reflects sales and marketing expansion in China resulting from continued performance at all of our business units, especially at Sunstone, and reflects operational synergies resulting from acquisitions the Company completed in 2008. In 2009, we expect all of our business units to be profitable and to outperform the market growth. Importantly, we expect our in-license business at Beijing Medpharm will start contributing to the Company’s bottom line in 2009, which will mark a significant milestone in the Company’s development.”
Conference Call
The Company will hold a conference call at 5:00 pm ET on March 17, 2009 to discuss fiscal fourth quarter and full year 2008 results. Listeners may access the call by dialing 1-888-680-0892 or 1-617-213-4858 for international callers, access code: 38492655. Preregistration and a webcast will also be available through the Company’s website at www.bmpsunstone.com. A replay of the call will be available through March 26, 2009. Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 34716825.

About BMP Sunstone Corporation
BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Currently this portfolio includes eight products under exclusive multi-year licenses for China, primarily focused on women’s health and pediatrics. The Company also owns Sunstone Pharmaceutical Co. Ltd., which manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold through approximately 120,000 pharmacies in China. The Company also provides pharmaceutical distribution services through its subsidiaries in Beijing and Shanghai, and through its affiliate, Guangzhou Pharmaceuticals Corp. The Company has its main office in Beijing, with a US office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the Company’s competitive advantages, the impact of changes in China’s healthcare industry on the Company’s growth, the Company’s expected financial performance in 2009 and the Company’s expectations for each of its business units in 2009. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market, the ability to timely manufacture and distribute the Company’s products and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
CONTACT
Integrated Corporate Relations, Inc.
Ashley M. Ammon and Christine Duan
203-682-8200 (Investor Relations)

BMP Sunstone Corporation and Subsidiaries
EBITDA Reconciliation
($ amounts in thousands)

2008
Net Loss	$(3,442)
Net Loss Reconcilation to EBITDA:
Interest expense, net	3,164
Income taxes	792
Depreciation	1,842
Amortization of intangibles and fair value of inventory increase	4,339
Amortization of debt discount and debt issuance costs	3,907

EBITDA	$10,602

BMP Sunstone Corporation and Subsidiaries
Non GAAP Condensed Consolidated Statements of Operation
($ amounts, except per share amounts in thousands)

	For the Three months ended December 31,		For the Twelve months ended December 31,
	2008	2007	2008	2007
Revenues:
Third parties	$35,267	$9,159	$108,246	$31,003
Related parties	1,370	—	6,621	—

Total Revenues	36,637	9,159	114,867	31,003
Cost of Goods Sold	17,308	7,676	56,543	26,716

Gross Margin	19,329	1,483	58,324	4,287

Sales and Marketing Expenses	12,532	1,953	36,607	4,377
General and Administration Expenses	3,342	4,276	11,194	8,790

Total Operating Expenses	15,874	6,229	47,801	13,167

Income (Loss) From Operations	3,455	(4,746)	10,523	(8,880)

Other Income (Expense):
Interest Income	2	179	70	620
Interest (Expense)	(765)	(446)	(3,234)	(536)
Equity Method Investment Gain	(321)	(264)	675	(264)
Other Income	—	10	—	81

Total Other Income (Expense)	(1,084)	(521)	(2,489)	(99)

Income (Loss) Before Provision For Income Taxes	2,371	(5,267)	8,034	(8,979)
Provision For Income Taxes	(1,406)	15	792	15

Net Income (Loss)	$3,777	$(5,282)	$7,242	$(8,994)

Basic and Fully-Diluted Loss Per Share	$0.09	$(0.17)	$0.19	$(0.32)

Basic and Fully-Diluted Weighted-average Shares Outstanding	40,185	30,708	38,617	28,120

BMP Sunstone Corporation and Subsidiaries
Condensed Consolidated Statements of Operation
($ amounts, except per share amounts in thousands)

	For the Three months ended December 31,		For the Twelve months ended December 31,
	2008	2007	2008	2007
Revenues:
Third parties	$35,267	$9,159	$108,246	$31,003
Related parties	1,370	—	6,621	—

Total Revenues	36,637	9,159	114,867	31,003
Cost of Goods Sold	17,437	7,676	57,557	26,716

Gross Margin	19,200	1,483	57,310	4,287

Sales and Marketing Expenses	13,415	1,953	39,666	4,377
General and Administration Expenses	4,012	4,933	13,898	10,780

Total Operating Expenses	17,427	6,886	53,564	15,157

Profit (Loss) From Operations	1,773	(5,403)	3,746	(10,870)

Other Income (Expense):
Interest Income	2	179	70	620
Interest (Expense)	(1,531)	(957)	(6,301)	(1,047)
Debt Issuance Cost Amortization	(210)	(140)	(840)	(140)
Equity Method Investment Gain	(321)	(264)	675	(264)
Other Income	—	10	—	81

Total Other Income (Expense)	(2,060)	(1,172)	(6,396)	(750)

Loss Before Provision For Income Taxes	(287)	(6,575)	(2,650)	(11,620)
Provision For Income Taxes	(1,406)	15	792	15

Net Loss	$1,119	$(6,590)	$(3,442)	$(11,635)

Basic and Fully-Diluted Loss Per Share	$0.03	$(0.21)	$(0.09)	$(0.41)

Basic and Fully-Diluted Weighted-average Shares Outstanding	40,185	30,708	38,617	28,120

BMP Sunstone Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
($ amounts in thousands)

	December 31,	December 31,
	2008	2007
Assets
Current Assets:
Cash and Cash Equivalents	$15,740	$22,837
Restricted Cash	1,150	1,297
Notes Receivable	15,797	—
Accounts Receivable, net of allowance for doubtful accounts of $51 and $44	30,897	11,707
Inventory, net of allowance for obsolescence of $0	10,184	2,897
Due from Related Party	1,834	—
Other Receivables	2,168	1,379
VAT Receivable	921	828
Prepaid Expenses and Other Current Assets	6,247	2,444

Total Current Assets	84,938	43,389
Property and Equipment, net	22,840	745
Investment in Sunstone China Limited	—	33,126
Investment in Alliance BMP	15,093	2,773
Investments, at Cost	146	137
Goodwill	69,866	—
Other Assets	875	280
Land Use Rights, net of accumulated amortization	2,002	—
Intangible Assets, net of accumulated amortization	41,891	473

Total Assets	$237,651	$80,923

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable and Bank Borrowings, net of debt discounts	$33,591	$117
Accounts Payable	27,482	8,784
Due to Related Parties	4,361	—
Deferred Revenues	128	151
Accrued Expenses	14,601	3,952

Total Current Liabilities	80,163	13,004

Long-term debt, net of debt discount	—	18,910
Deferred Taxes	9,856	—

Total Liabilities	90,019	31,914

Stockholders’ Equity:

	December 31,	December 31,
	2008	2007
Common Stock, $.001 Par Value; 75,000,000 and 50,000,000 Shares Authorized as of December 31, 2008 and 2007, respectively; 40,246,410 and 31,240,913 Shares Issued and Outstanding as of December 31, 2008 and 2007, respectively	40	31
Additional Paid in Capital	160,864	66,123
Common Stock Warrants	9,049	9,747
Accumulated Deficit	(31,042)	(27,600)
Accumulated Other Comprehensive Income	8,721	708

Total Stockholders’ Equity	147,632	49,009

Total Liabilities and Stockholders’ Equity	$237,651	$80,923

BMP Sunstone Corporation and Subsidiaries
Non GAAP Reconcilations
($ amounts, except per share in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
GAAP Gross Profit	$19,200	1,483	57,310	4,287
Amortization Related to Acqusition	129	—	1,014	—

Non GAAP Gross Profit	$19,329	$1,483	$58,324	$4,287

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
GAAP Operating Income (Loss)	$1,773	$(5,403)	3,746	(10,870)
Stock Based Compensation	622	601	2,438	1,734
Amortization Related to Acqusitions	1,060	56	4,339	256

Non GAAP Operating Income (Loss)	$3,455	$(4,746)	$10,523	$(8,880)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
GAAP Net Income (Loss)	$1,119	$(6,590)	(3,442)	(11,635)
GAAP EPS	$0.03	$(0.06)	$(0.10)	$(0.12)

Stock Based Compensation	622	601	2,438	1,734
Debt Amortization and Issuance Cost	976	651	3,907	651
Amortization Related to Acquisitions	1,060	56	4,339	256

Non GAAP Net Income (Loss)	$3,777	$(5,282)	$7,242	$(8,994)

Non GAAP EPS	$0.09	$(0.17)	$0.19	$(0.32)